Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF INCORPORATION/FORMATION
Albert's Organics, Inc.	New Jersey
Blue Marble Brands, LLC	Delaware
DS & DJ Realty, LLC	Florida
Fromages de France, Inc	California
Gourmet Guru, Inc.	New York
Jedi Merger Sub	Delaware
Natural Retail Group, Inc. (d/b/a Earth Origins Market)	Delaware
Nor-Cal Produce, Inc.	California
SCTC, LLC	Florida
Select Nutrition, LLC	Delaware
Tony's Fine Foods	California
Tutto Pronte	California
UNFI Canada, Inc.	Canada
UNFI Transport, LLC	Delaware
United Natural Foods West, Inc.	California
United Natural Trading, LLC	Delaware